UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2026

Red Rock Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2026, Red Rock Resorts, Inc. and Station Casinos LLC (together, the “Company”) announced that Jeffrey T. Welch is retiring and will step down from his role as Chief Legal Officer of the Company effective September 8, 2026. After September 8, 2026, Mr. Welch will continue to be employed by the Company in a non-officer position and will provide transition and other services through December 31, 2026 and, in consideration for providing such services, will continue to receive payment of his annual base salary of $900,000 through December 31, 2026, as well as a bonus for the period of January 1, 2026 through December 31, 2026. Mr. Welch’s existing equity awards will continue to be governed in accordance with their existing terms. There were no disagreements between Mr. Welch and the Company.

In connection with Mr. Welch’s departure, the Company announced that J. Colby Williams, age 56, has been appointed to the role of Executive Vice President and General Counsel, effective upon commencement of his employment with the Company, which is anticipated to be on or around September 8, 2026. Mr. Williams is a co-founder and senior partner of Campbell & Williams and has worked as an attorney at Campbell & Williams for nearly thirty years. Mr. Williams has held an AV “Preeminent” ranking for two decades, which is the highest rating for legal skill and ethical practices designated by Martindale-Hubbell. In March 2025, Mr. Williams was inducted into the American College of Trial Lawyers. Mr. Williams holds a Bachelor of Arts degree from the University of Arizona and a J.D. from Arizona State University. Mr. Williams does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Mr. Williams has entered into an employment agreement with the Company, which provides for a fixed five-year term, which will become effective as of, and subject to, his commencement of employment with the Company. Under his employment agreement, Mr. Williams is entitled to an annual base salary of not less than $1,200,000 and a discretionary annual bonus based on a target of 125% of his base salary. In the event of termination of employment for any reason, Mr. Williams will be entitled to accrued and unpaid obligations under his employment agreement, such as unpaid salary, any annual bonus awarded but not yet paid, rights under applicable benefit programs and plans and reimbursement for previously-incurred expenses. Mr. Williams will not be entitled to any additional payments or benefits if his employment is terminated by the Company for “cause” or by Mr. Williams. If Mr. Williams’ employment is terminated by the Company without “cause”, he will be entitled to receive additional payments consisting of a cash payment equal to the annual base salary in effect at the time of termination (paid in 12 equal monthly installments) and continuation of group health insurance coverage for 12 months (or a cash payment made in lieu of continued coverage). Receipt of the additional payments is subject to the execution of a release of claims against the Company. Mr. Williams’ employment agreement also contains certain restrictive covenant obligations, including indefinite confidentiality obligations and non-competition and non-solicitation restrictions with respect to a defined “restricted area” through the first anniversary of termination of employment. In connection with his appointment to General Counsel, Mr. Williams will be eligible to receive a discretionary annual long-term incentive award and will receive an initial equity award with a target grant value not less than 400% of Mr. Williams’ annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2026

Red Rock Resorts, Inc.

By:	/s/ Stephen L. Cootey
Stephen L. Cootey
Executive Vice President, Chief Financial Officer and Treasurer